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                                                                  Exhibit 10.38



November 20, 1998                   [TONE'S LOGO]

Mr. Robert MacPherson
518 Nantucket Pointe Drive
Grover, MO 63040

Dear Robert:

It gives me great pleasure to offer you the position of Vice President and Chief Financial Officer of Tone Brothers Incorporated with your employment date being on or about January 4, 1999 or sooner. This position is based in Ankeny, IA and reports directly to me. This offer is contingent upon your successfully passing a company physical, including a drug screen, and the following terms and conditions:

COMPENSATION: Your direct annualized compensation will be $160,000 paid semi-monthly, as an exempt, full-time employee. You will be required to achieve performance standards specified in the written Position Description (which may be varied over time) and as determined through the Company's performance appraisal process.

You will be eligible for an annual bonus of up to 30% based upon the achievement of agreed annual performance objectives through each June 30. The bonus will be determined on the basis of Company and individual achievement of specific job goals, with your first bonus prorated based upon your employment date. Also, per our agreement, you will receive a $50,000 signing bonus to compensate you for the remuneration that you are giving up by leaving your current company to work for Tones. In addition you will be paid an additional $30,000 on July 1, 1999. If your employment ends for any reason other than resignation, or termination for gross misconduct or willful negligence, you will receive the remaining payment mentioned above upon termination.

OTHER BENEFITS: Coverage for group healthcare insurance, i.e. medical, dental, life insurance, AD&D, Short and Long Term Disability, etc. as well as the Company sponsored pension plan and 401(k) savings plan will be provided in accordance with the terms and conditions of each Plan. You will receive a Summary Plan Description for each Plan.

VACATION: You will receive 4 weeks annual paid vacation. You will also receive holidays in accordance with the Tone Brothers Inc. holiday schedule.

MOVING ASSISTANCE: Relocation assistance will be provided as follows: (1) The cost of transporting your household goods to the Ankeny, IA area, including packing and unpacking. Authorized household goods and exclusions are specified on Attachment A. As an employee receiving relocation benefits you
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MacPherson, November 20, 1998

will be required to sign an Employee Reimbursement Agreement (attached) before any relocation benefits are incurred.

It will require you to reimburse the Company, according to the schedule on the agreement, for relocation expenses incurred on your behalf, if you voluntarily terminate employment prior to twelve (12) months from the date of your household goods move. In addition, the company will pay for your Real Estate commission on the sale of your existing house up to a maximum of 7%, and closing costs on the purchase of a new house as written in the attached schedule.

(2) Temporary living expenses: Sixty (60) days temporary living expenses at The Maples in Ankeny, IA - furnished apartment with paid utilities or similar accommodations if The Maples in unavailable.

The Company will reimburse you for federal, state and local taxes due on the relocation expenses we provide that are not deductible for tax purposes.

HOUSEHUNTING TRIP: You and one relative/spouse will be allowed two trips to the new location for the purpose of finding a new home. Generally, the trips will not exceed a total of 4 days. Reimbursable expenses include travel, lodging, meals and local transportation (not to exceed $175 per day).

INITIAL EMPLOYMENT TERM: The term of employment covered by this offer shall be two years from the date of the commencement of your employment with the Company. Following the expiration of this two year term, any continued employment with the Company shall thereafter be governed by the policies then applicable to the employment of executive officers of the Company, except as otherwise specifically provided for herein or hereafter mutually agreed to in writing.

TERMINATION PRIOR TO EXPIRATION OF TWO YEARS. In the event that your employment terminates prior to the end of two years from its commencement for any reason other than resignation, death, disability, or termination for gross misconduct or willful negligence, you will receive the following notice of termination or pay in lieu of notice as follows:

          If termination should occur at any time prior to the end of the two year term, then you shall receive notice equal to the remaining balance of the two year term or pay in lieu notice, however, that in no event, shall the notice period be less than six months or pay in lieu thereof. If after being given notice of termination, you are relieved by the Company from your duties during all or any part of the notice period, you shall continue to receive pay for whatever

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MacPherson, November 20, 1998

     part of the foregoing provided for notice period during which are not required to work.

CONFIDENTIALITY: It is a requirement of your employment that you will observe and maintain secrecy and confidentiality of information relating to the Company including information concerning processes, supply sources, operations, procedures and transactions or any information (written or oral) which is not publicly available. Neither during employment with the Company or after termination of employment for any reason except as required in the ordinary course of your duties with the Company or by law, will you utilize or divulge for your personal benefit or the benefit of any other person or organization such information which you may have acquired as a result of your employment with the Company in any manner which may cause loss or be calculated to injure or cause loss to the Company. The obligations of this provision shall survive the two year term of employment set forth above and shall remain in effect during and after your employment with the Company.

NONCOMPETITION: During employment with the Company or within a period of six months after the termination of such employment, you will not, directly or indirectly, whether as an employee, officer, director, independent contractor, consultant, stockholder, partner, principal or otherwise, engage in or assist others to engage in or have any interest in any business, firm, company, corporation, partnership or entity of any kind whatsoever which competes with the Company in any country or other geographic area or jurisdiction in which the Company holds a valid patent and markets or has marketed products during the year prior to the termination of employment.

During employment with the Company or within a period of six months after the termination of such employment, you will not entice or attempt to entice away from the Company the business of any supplier to, or customer of, the Company for your own advantage or the advantage of any other person or organization.

The obligations of this provision shall survive the two year term of employment set forth above and shall remain in effect during any employment with the Company and for six months following the termination of employment.

REMEDIES FOR BREACH OF CONFIDENTIALITY AND/OR NONCOMPETITION PROVISIONS: In accepting this employment you acknowledge and agree that your violation of the foregoing CONFIDENTIALITY and/or NONCOMPETITION provisions would produce severe damage and injury to the Company which would be irreparable in nature

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MacPherson, November 20, 1998


and would entitle the Company to preliminary and permanent injunctive relief in addition to all other remedies available to the Company in law or in equity.

As a condition of employment, you also must execute and return the attached Invention and Secrecy Agreement.

If you accept this offer of employment on the terms and conditions set forth above, please so acknowledge by signing and initialing each page of the original of the this letter and returning it along with the signed Invention and Secrecy Agreement to Rob Anderson Director of Human Resources. Please retain the enclosed duplicates for your records.

I would like to take this opportunity to welcome you aboard as a new member of Tone Brothers, Inc. team and look forward in working with you meeting the many challenges ahead. I am sure that your association with our company will be both rewarding and satisfying.

Sincerely,


/s/ Mark Knotts
Mark Knotts
President, Tone Brothers Inc.


ACKNOWLEDGEMENT OF AGREEMENT AND ACCEPTANCE:

I accept this offer of employment as the Vice President and Chief Financial Officer of Tone Brothers, Inc. upon the terms and conditions set forth above.



Signed:  /s/ Robert MacPherson           Date: 12/4/98
       ------------------------------          --------------------------------
            Robert MacPherson

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                                  ATTACHMENT A

                               ROBERT MACPHERSON
                      APPROVED REIMBURSABLE CLOSING COSTS



Loan Origination Fees, Placement or discount Fees, not to exceed 3% of the new mortgage.

Title Search and insurance.

Inspection costs, not to exceed $300.00 and any other legally required inspection costs are also covered.

Legal fees.

Transfer Recording Fees.

Application fee, Credit fee, Appraisal fees.